EXHIBIT 11

         Revisions to RTI By-Laws, as adopted by the Board of Directors at a meeting thereof on February 21, 1997


                  5.6. CHAIRMAN. The Chairman, if one is elected or appointed by the Board (a) shall, if present, preside at meetings of the stockholders and at meetings of the Board, and (b) unless otherwise determined by the Board, shall be the chief executive officer of the Corporation and shall have general supervision over the business of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of directors. If the Chairman is the chief executive officer of the Corporation, he (a) may, with the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, sign certificates for shares of the Corporation, and may sign and execute, in the name of the Corporation, deeds, mortgages, bonds, contracts and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by the By-laws to some other officer or agent of the Corporation, or shall be required by law otherwise to be signed or executed. He shall be subject to the control of the Board and shall perform all duties incident to the office of Chairman and such other duties as from time to time may be assigned to him by the Board.

                  5.7. PRESIDENT. The President, if so determined by the Board, shall be the chief executive officer of the Corporation and shall have general supervision over the business of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of directors. The President shall, in the absence of the Chairman, if any, and if present, preside at meetings of the stockholders and at meetings of the Board. He may, with the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer, sign certificates for shares of the Corporation. The President, if he is the chief executive officer of the Corporation, may sign and execute, in the name of the Corporation, deeds, mortgages, bonds, contracts and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by the By-laws to some other officer or agent of the Corporation, or shall be required by law otherwise to be signed or executed. If the President is not the chief executive officer of the Corporation, he shall perform such duties as requested by the Chairman, and at the request of the Chairman, or in his absence at the request of the Board, the President shall perform such of the duties of the Chairman as so requested, and so acting shall have all the powers of and be subject to all restrictions upon the Chairman. In general, the President shall perform all duties incident to the office of President and such other duties as from time to time may be assigned to him by the Board.